Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Quarter Ended March 31, 2019

May 2, 2019

So-Yeon Jeong (Investor Relations)

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2019 third quarter results.  This is So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO and Stephen Chang, our senior VP of Marketing.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

Yifan will begin the call with the review of financial results for the quarter.  Then, Mike will review the business highlights, followed by Stephen who will provide a detailed segment report. After that, Yifan will follow up with the guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

The earnings release was distributed by business wire today, May 2, 2019, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the third fiscal quarter financial results.

Yifan Liang (Chief Financial Officer)

Thank you, So-Yeon.  Good afternoon and thank you for joining us.

Revenue for the March quarter was $109.1 million, down 5.1% when compared to the prior quarter and up 6.0% from the same quarter last year.  The quarter-over-quarter decrease was primarily due to the impact of worse than expected PC CPU shortage.

In terms of product mix, MOSFET revenue was $89.9 million, down 3.6% sequentially and up 7.1% year-over-year.  Power IC revenue was $17.6 million, down 9.0% from the prior quarter and up 12.4% from a year ago.  Assembly service revenue was $1.6 million as compared to $2.2 million for the prior quarter and $3.2 million for the same quarter last year.

Regarding the segment mix, Computing segment represented 47.5% of the total revenue, Consumer 18.9%, Power Supply and Industrial 19.5%, Communications 12.5%, Service 1.4%, and others 0.2%.

Non-GAAP gross margin for the March quarter was 27.0%, as compared to 29.2% in the prior quarter and 26.8% for the same quarter last year.  The quarter-over-quarter decrease in non-GAAP gross margin was primarily due to the lower factory utilization of back-end operations largely attributable to the decrease in revenue and the Lunar New Year holiday.  Non-GAAP gross margin excluded $0.5 million of share-based compensation charge for the March quarter, as compared to $0.5 million for the prior quarter and $0.4 million for the same quarter last year.  Non-GAAP gross margin also excluded $3.4 million of production ramp-up costs related to the Chongqing Joint Venture for the March quarter, as compared to $3.5 million for the prior quarter.

Non-GAAP operating expenses were $23.2 million, compared to $25.1 million for the prior quarter and $21.7 million for the same quarter last year. The quarter-over-quarter decrease in non-GAAP operating expenses was mainly due to the lower variable compensation accruals and fluctuation of engineering expenses. Non-GAAP operating expenses excluded $2.6 million of share-based compensation charge, as compared to $3.9 million in the prior quarter and $2.0 million for the same quarter last year.   Non-GAAP operating expenses also excluded $3.6 million of pre-production expenses related to our Chongqing Joint Venture, as compared to $3.7 million in the prior quarter and $2.8 million for the same quarter last year.  Both GAAP and Non-GAAP operating expenses included $2.3 million of digital power controller team expenses for the quarter, as compared to $3.1 million for the prior quarter and $1.0 million for the same quarter last year.  Our digital power controller team continues to work with customers in product designs and is making steady progress toward our product roadmap.

Income tax expense was $0.6 million for the quarter as compared to $0.7 million for the prior quarter, and $0.8 million for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 22 cents per share as compared to 30 cents per share for the prior quarter and 23 cents per share for the same quarter last year.

AOS continued to generate positive operating cash flow. In the March quarter, we generated $9.5 million operating cash flow attributable to AOS, as compared to $22.1 million for the prior quarter, and $0.7 million for the same quarter last year. The March quarter cash flow included $5 million customer deposit for securing future shipments from AOS. Cash flow used in operations attributable to our Chongqing Joint Venture was $17.5 million for the March quarter, compared to $9.1 million for the prior quarter and $8.3 million for the same quarter last year.

EBITDAS for the March quarter was $11.8 million compared to $13.5 million for the prior quarter and $12.3 million for the same quarter last year.

Moving on to the balance sheet.

We completed the March quarter with cash and cash equivalent balance of $139.1 million, including $48.2 million cash balance at our Chongqing Joint Venture (“JV Company”), as compared to $146.6 million at the end of last quarter, which included $53.0 million cash balance at the JV Company.  Our cash balance a year ago was $125.2 million, including $46.0 million at the JV Company.

During the quarter, our JV Company borrowed a working capital loan of approximately $3.0 million and a CapEx loan of approximately $28.3 million with $2.1 million compensating balance, which was recorded in the long-term restricted cash and investment. The JV company paid down $1.8 million for the financing lease, and AOS paid down $2.1 million for the outstanding loans.

Net trade receivables were $28.4 million, as compared to $33.9 million at the end of last quarter and $28.9 million for the same quarter last year.  Day Sales Outstanding for the quarter was 22 days, compared to 23 days in the prior quarter.

Net inventory was $107.9 million at the quarter-end, up from $103.0 million last quarter and from $90.5 million in the prior year.  The inventory increase primarily occurred at the JV Company as we are ramping up mass production of assembly and test and preparing inventories for the 12” fab.  Average days in inventory were 114 days for the quarter as compared to 106 days in the prior quarter.

Net Property, Plant and Equipment balance was $391.6 million, as compared to $380.8 million last quarter and $258.8 million last year.  Capital expenditures were $24.0 million for the quarter, including $15.8 million from the JV Company and $8.2 million from AOS.

Before I turn the call over to Mike, I would like to say a few words on the progress of our Chongqing Joint Venture.  We are pleased that, during the March quarter, we completed 20 customer audits, most of them being our tier 1 customers.  The assembly and test production continued to ramp up, and the 12” fab’s product sampling and customer qualification process went well.  We expect to start small mass production at our 12” fab in the month of June or July, while we continue to ramp up the assembly and test production toward its targeted production level.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer)

Our team demonstrated solid execution in a challenging near-term market environment. We delivered revenue and EPS within our expectations.  Our top line grew 6% year-over-year.  This marks the Company’s thirteenth straight quarter of year-over-year revenue growth. We also responded quickly to the changing market conditions by prudently managing our costs, resulting in a significant reduction of operating expenses by almost $2 million as compared to the December quarter.  Additionally, AOS continued to generate healthy operating cash flow.

The soft market conditions we mentioned on our past earnings calls, specifically in the home appliance and smartphone markets, played out as expected, and we navigated them well.  We offset that softness with our high-value products, including IGBT and medium voltage DMOS.  I am very pleased with a major win at a Korean home appliance customer, coupled with our share expansion in the China market in both home appliance and smartphone quick charger applications.  Stephen will discuss these recent developments in detail shortly.

The unexpected trend in the March quarter was the prolonged CPU shortage. We had initially expected better supply-demand balance which would be preceded by signs of supply ease as early as March. Now, the shortage continues in the June quarter and we expect that it should improve in the second half of calendar 2019.  Even with the CPU constraint, the strategic relationships with our customers stand strong. As an example, we received $5 million deposit from another Computing customer in the March quarter.  While the CPU delay will cause a temporary slowdown in our Computing business in the June quarter, we believe a recovery of processor supply in the second half will be a tailwind for us.

Looking at our new product and design win pipeline, I am very excited about the opportunities ahead of us. With our strong focus on product diversification, we had planted seeds for multi-year growth drivers in the past few years. Some of those opportunities are bearing fruits today.  For example, we embarked on our mobile strategy, and now we are a market leader in smartphone battery protection and quick chargers. Additionally, we debuted our IGBT line and module solutions for the home appliance market. As a matter of fact, these new businesses are already ramping now, which we expect to further accelerate in the second half of this calendar year, resulting in meaningful revenue contribution. More importantly, our high-value new products are gaining strong traction at a number of tier 1 customers, improving our market position as one of the top tier suppliers.  This is exciting for us for two reasons.  First, it brings us a multitude of design wins with attractive potential revenue.  Second, it enables us to strengthen our market-leading position, generating stickier and more sustainable revenue.

To support this growth as well as the anticipated rebound of our Computing business, we remain focused on ramping up the Chongqing Joint Venture in order to secure much-needed capacity, and that is our top near-term priority.

I remain confident in our ability to realize our mission.  That is: to become a total solution provider in the power semiconductor business.  We have a proven business strategy, technology capability, manufacturing expertise and most importantly an ever stronger talented and dedicated team.  All of this solidifies our foundation and positions us well for accelerated growth for years to come.

While we are taking decisive actions in response to near-term challenges, we are committed to achieving our mid-term target model of $600 million in annual revenue by calendar year 2021.  The long-term demand outlook for AOS products remains very healthy, with tremendous growth opportunities across multiple markets.  We continue to execute our strategy to drive sustainable long-term growth.

Stephen Chang (Senior Vice President of Marketing)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 47.5% of total revenue in the March quarter. While it decreased by 7.1% sequentially, it increased 21.9% year-over-year. As Mike mentioned earlier, the CPU shortage caused a marginal negative impact to the March quarter, and it will also continue into the June quarter. However, we expect processor shipments to improve in the second half of calendar 2019.  Our customers are counting on us to supply them when the market rebounds. At this moment, we are prioritizing our production plan for commercial PC which receives higher allocation, as well as other high growth business in other segments.  Despite the near-term challenges, our Computing business is healthy and strong as a result of our intense focus on product innovation and customer penetration. For example, the high-end tablet application business that I shared on our last call continued to expand in the March quarter. We have also designed in our high value DrMOS into leading notebook customers. As such, we are a major supplier for all leading PC OEMs and ODMs.

Now let’s discuss the Consumer segment, which was 18.9% of total revenue during the March quarter.  As per our expectation, this segment increased 11.0% sequentially but slightly decreased year-over-year.  The increase was due to strong design wins with home appliance in China and Korea as well as premium TVs. We are now ramping our IGBT based module solutions into a Korean customer’s refrigerator application. Our modules are highly integrated as we co-package multiple discrete and IC dies into a single package.  This reduced footprint simplifies the design and allows our customers to develop smaller form factor motor assemblies, such as the compressor motors used in the refrigerator application.  In parallel, our discrete IGBT products are gaining a stronger foothold in the China home appliance market for a variety of applications. We are on track to increase our IGBT line by over 40% in calendar 2019. For the June quarter, we expect to see a slight growth in our overall Consumer segment.

Next, let’s turn to the Power Supply and Industrial Segment. This segment accounted for 19.5% of total revenue, down 4.6% sequentially and down 2.7% year-over-year. Our AC-DC power supply business for computing slowed down in the March quarter due to CPU shortages. On the other hand, the adoption of higher power quick chargers for smartphones continued. Our quick charger business demonstrated healthy growth in the March quarter despite the soft global smartphone market. As we continue to expand at top smartphone customers, we expect strong growth in our quick charger business, which we believe will more than offset further softness in the AC-DC market. With that, we expect modest revenue increase for this segment in the June quarter.

Finally, let’s discuss the Communications segment, which was 12.5% of revenue in the March quarter.   Segment revenue decreased 14.2% and 1.2% sequentially and year-over-year, respectively. As we expected, this segment troughed during the March quarter due to smartphone weakness coupled with low seasonality.  That being said, we are excited to see strong momentum in our battery pack business as we continue to design into more premium phones. During the March quarter, we achieved another major design win in battery pack and quick charger with a top Chinese smartphone OEM.  This design win broadens our customer base to include all major smartphone players.  We are anticipating a smartphone recovery in the second half of calendar 2019 as newly introduced high end phones are entering the market.  We are already ramping production with our customers now in preparation for the peak season. Additionally, our telecom business continues to grow as 5G gradually rolls out. For the June quarter we expect a strong rebound in this segment.

With that, I will now turn the call over to Yifan for the guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the fourth quarter of fiscal year 2019, we expect:

  Revenue to be between $110 million and $114 million as we assume the CPU shortage will continue in the June quarter.
  Gross margin to be approximately 22.3% plus or minus 1%. Non-GAAP gross margin is expected to be approximately 27.3% plus or minus 1%. Non-GAAP gross margin excludes $0.5 million of estimated share-based compensation charge and $5.1 million of estimated production ramp-up costs relating to the Chongqing Joint Venture.
  Operating expenses to be in the range of $30.4 million plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $24.8 million plus or minus $1 million. Both GAAP and non-GAAP operating expenses include $2.8 million to $3.0 million of estimated expenses relating to the development of our digital power controller business. Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.5 million and estimated pre-production expenses relating to the joint venture of $3.1 million.
  Tax expense to be approximately $0.5 million to $0.7 million.
  Loss attributable to noncontrolling interest to be around $5.6 million. On a non-GAAP basis, excluding estimated pre-production expenses and production ramp-up costs relating to the joint venture, this item is expected to be approximately $1.2 million.

As part of our normal practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, pre-production expenses of the Chongqing Joint Venture, production ramp up costs and annual revenue and growth objectives; statements regarding market segments, global brand name customers, diversification of products and new customers; expectation with respect to improvement in profit; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds and timeline for production and operation; seasonality of market segments; opportunities in the 5G market; our ability and strategy to develop new products, expectation of the CPU shortage trend expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; projected mid-term annual revenue target; expectation with respect to our digital power business; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed by AOS on August 23, 2018. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.